Exhibit 99.1

Coffee Holding Co., Inc. Reports Results for Three Months Ended January 31, 2021

STATEN ISLAND, New York – March 17, 2021. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company”) today announced its operating results for the three months ended January 31, 2021:

Net Sales. Net sales totaled $18,133,837 for the three months ended January 31, 2021, a decrease of $1,151,664, or 6%, from $19,285,501 for the three months ended January 31, 2020. The decrease in net sales was due to the COVID-19 pandemic which caused many of the Company’s green coffee customers who service the restaurant and food service industries to either remain closed or suspend their business operations during the period resulting in lost revenues from that segment of the Company’s customer base.

Cost of Sales. Cost of sales for the three months ended January 31, 2021 was $13,654,169, or 75.3% of net sales, as compared to $16,170,747, or 83.8% of net sales, for the three months January 31, 2020. Cost of sales consists primarily of the cost of green coffee and packaging materials and realized and unrealized gains or losses on hedging activity. The decrease in cost of sales was due to the Company’s decreased sales partially offset by its favorable green coffee position and hedging.

Gross Profit. Gross profit for the three months ended January 31, 2021 amounted to $4,479,668 or 24.7% of net sales, as compared to $3,114,754 or 16.2% of net sales, for the three months ended January 31, 2020. The increase in gross profits was attributable to increased margins on the Company’s roasted and branded products partially due to the movement of lower cost green coffee inventory built up in previous quarters.

Operating Expenses. Total operating expenses decreased by $361,767 to $3,313,286 for the three months ended January 31, 2021 from $3,675,053 for the three months ended January 31, 2020. Selling and administrative expenses decreased by $344,743 and officers’ salaries decreased by $17,024. The company’s efforts to control costs through the elimination of redundancy in its operations and the elimination of certain unnecessary variable costs were the primary reasons for this decrease. These efforts were partially offset by stock compensation expense of $189,000 and the increase in the Company’s freight costs as it increased and expanded its product distribution.

Net Income. The Company had net income of $677,312 or $0.12 per share basic and diluted, for the three months ended January 31, 2021 compared to a net loss of $599,848, or $0.11 per share basic and diluted for the three months ended January 31, 2020. The increase in net income was due primarily to the reasons described above.

“We are pleased to begin the new fiscal year by reporting a big improvement in our operating results,” stated Andrew Gordon, Chief Executive Officer of Coffee Holding Co. “With last quarter’s inventory write-downs from our Generations/Steep & Brew subsidiary behind us, we were able to earn net income of $677,312, or $0.12 a share, as our profit margins improved substantially compared to last quarter. Adjusted EBITDA was $1,443,183 in the current quarter. With the price of green coffee at three year highs, we are no longer experiencing the downward pricing pressure of the previous three years which saw coffee prices languish below a $1 per pound for extended periods of time,” continued Mr. Gordon. “Those low commodity prices had a negative impact on the margins of our sales of green unroasted beans as well as forcing us to discount prices of our private label and branded products to remain competitive in a low priced national retail coffee environment.

“In addition, during the first quarter of 2021, we also reduced our operating expenses by approximately 10% as our past efforts to control costs had a positive impact on our operations during the quarter. We also were able to absorb the stock option compensation expense of $189,000 incurred during this quarter, and with only two quarters of expenses remaining, we are two thirds of the way home to eliminating this expense which resulted from our previous grant of stock options under our option plan,” said Mr. Gordon.

“Although sales decreased by approximately 6% compared to the first quarter of last year, we believe that as businesses continue to reopen, and the new customers we were able to attract over the last several months, we will begin to see a return of positive quarter over quarter revenue growth.

“Lastly, we have nearly completed our initial testing of our CBD infused single serve cups and are hopeful that we will be able to begin offering these for sale to our customers during the second calendar quarter of 2021,” concluded Mr. Gordon.

About Coffee Holding

Coffee Holding Co., Inc. is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Forward looking statements

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on the revenue growth and the Company’s outlook on the launch of CBD-infused coffee and functional beverages. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions, the effect of any pandemics including the one caused by Covid-19, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Company Contact

Coffee Holding Co., Inc.

Andrew Gordon

President & CEO

718-832-0800

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

JANUARY 31, 2021 AND OCTOBER 31, 2020

	January 31, 2021	October 31, 2020
	(Unaudited)
- ASSETS -
CURRENT ASSETS:
Cash	$2,728,781	$2,875,120
Accounts receivable, net of allowances of $144,000 for 2021 and 2020	7,808,453	7,408,905
Inventories	15,699,299	17,102,993
Prepaid expenses and other current assets	509,654	490,246
Prepaid and refundable income taxes	60,191	145,305
TOTAL CURRENT ASSETS	26,806,378	28,022,569

Machinery and equipment, at cost, net of accumulated depreciation of $7,763,417 and $7,610,864 for 2021 and 2020, respectively	2,110,917	2,197,319
Customer list and relationships, net of accumulated amortization of $205,067 and $194,379 for 2021 and 2020, respectively	479,933	490,621
Trademarks and tradenames	1,488,000	1,488,000
Non-compete, net of accumulated amortization of $54,450 and $49,500 for 2021 and 2020, respectively	44,550	49,500
Goodwill	2,488,785	2,488,785
Equity method investments	558,807	561,405
Deferred income tax asset	664,276	782,175
Right of Use Asset	2,001,641	2,114,228
Deposits and other assets	275,097	285,548
TOTAL ASSETS	$36,918,384	$38,480,150

- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$3,745,026	$3,036,097
Lease liability – current portion	360,119	484,163
Note payable – current portion	3,829	5,075
Due to broker	37,250	452,325
Income taxes payable	120,782	5,371
TOTAL CURRENT LIABILITIES	4,267,006	3,983,031

Deferred income tax liabilities	945,332	882,582
Line of credit	952,732	3,796,822
Lease liability	1,780,306	1,780,306
Note payable – long term	17,292	17,292
Deferred compensation payable	266,097	276,548
TOTAL LIABILITIES	8,228,765	10,736,581
Commitments and Contingencies
STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,633,930 shares issued for 2021 and 2020; 5,708,599 shares outstanding for 2021 and 2020	6,634	6,634
Additional paid-in capital	18,119,492	17,929,724
Retained earnings	13,893,180	13,215,868
Less: Treasury stock, 925,331 common shares, at cost for 2021 and 2020	(4,633,560)	(4,633,560)
Total Coffee Holding Co., Inc. Stockholders’ Equity	27,385,746	26,518,666
Noncontrolling interest	1,303,873	1,224,903
TOTAL EQUITY	28,689,619	27,743,569
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$36,918,384	$38,480,150

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED JANUARY 31, 2021 AND 2020

(Unaudited)

	2021	2020
NET SALES	$18,133,837	$19,285,501

COST OF SALES (which includes purchases of approximately $0.7 million and $1.3 million in fiscal years 2021 and 2020, respectively, from a related party)	13,654,169	16,170,747

GROSS PROFIT	4,479,668	3,114,754

OPERATING EXPENSES:
Selling and administrative	3,160,060	3,504,803
Officers’ salaries	153,226	170,250
TOTAL	3,313,286	3,675,053

INCOME (LOSS) FROM OPERATIONS	1,166,382	(560,299)

OTHER INCOME (EXPENSE):
Interest income	410	744
Loss from equity method investments	(2,598)	(1,311)
Interest expense	(26,669)	(55,734)
TOTAL	(28,857)	(56,301)

INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES AND NON-CONTROLLING INTEREST IN SUBSIDIARY	1,137,525	(616,600)

Provision (benefit) for income taxes	381,243	(65,416)

NET INCOME (LOSS) BEFORE NON-CONTROLLING INTEREST IN SUBSIDIARY	756,282	(551,184)
Less: Net income attributable to the non-controlling interest in subsidiary	(78,970)	(48,664)

NET INCOME (LOSS) ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$677,312	$(599,848)

Basic and diluted earnings (loss) earnings per share	$.12	$(.11)

Weighted average common shares outstanding:
Basic and diluted	5,708,599	5,569,349

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED JANUARY 31, 2021 AND 2020

(Unaudited)

	2021	2020
OPERATING ACTIVITIES:

Net income (loss)	$756,282	$(551,184)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	168,191	187,793
Stock-based compensation	189,768	248,031
Unrealized (gain) loss on commodities	(415,075)	985,837
Loss on equity method investments	2,598	1,311
Amortization of right to use asset	112,587	106,961
Change in lease liability	(124,044)	(117,468)
Deferred income taxes	180,649	(213,102)
Changes in operating assets and liabilities:
Accounts receivable	(399,548)	811,251
Inventories	1,403,694	785,372
Prepaid expenses and other current assets	(19,408)	(26,258)
Prepaid and refundable income taxes	85,114	138,033
Accounts payable and accrued expenses	708,929	(636,344)
Income taxes payable	115,411	217
Net cash provided by operating activities	2,765,148	1,720,450

INVESTING ACTIVITIES:
Purchases of machinery and equipment	(66,151)	(71,974)
Net cash used in investing activities	(66,151)	(71,974)

FINANCING ACTIVITIES:
Advances under bank line of credit	910	600,100
Principal payments on note payable	(1,246)
Principal payments under bank line of credit	(2,845,000)	(1,900,000)
Net cash used in financing activities	(2,845,336)	(1,299,900)

NET (DECREASE) INCREASE IN CASH	(146,339)	348,576

CASH, BEGINNING OF PERIOD	2,875,120	2,402,556

CASH, END OF PERIOD	$2,728,781	$2,751,132

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

To supplement Coffee Holding’s consolidated financial statements presented in accordance with U.S. GAAP, Coffee Holding uses a non-GAAP measure, Earnings Before Interest, Income taxes (benefits), Depreciation and Amortization adjusted for stock compensation expense (adjusted EBITDA). This non-GAAP measure is provided to enhance overall understanding of Coffee Holding’s current financial performance. Reconciliation of the nearest GAAP measure to adjusted EBITDA follows:

Net income (GAAP measure)	$677,312
Add back: Interest expense	26,669
Income tax	381,243
Depreciation and amortization	168,191
Stock compensation	189,768
Total adjusted EBITDA	$1,443,183